EXHIBIT 5.2

(VU LETTERHEAD)

November 25, 2003

Vivendi Universal S.A.
42, avenue de Friedland
75008 Paris
France

Ladies and gentlemen:

     I am General Counsel of Vivendi Universal S.A. (the “Company”), a société anonyme organized under the laws of the Republic of France. I am rendering this opinion in connection with the filing by the Company with the Securities and Exchange Commission of Amendment No. 1 to the registration statement on Form F-4 (the “Registration Statement”), of even date herewith, under the Securities Act of 1933, as amended, relating to the proposed issuance of up to (a) $935,000,000 of the Company’s 9.25% Senior Notes due 2010 (the “New Dollar Notes”) for a like amount of the Company’s 9.25% Senior Notes due 2010 and (b) €325,000,000 of the Company’s 9.50% Senior Notes due 2010 (the “New Euro Notes” and, together with the New Dollar Notes, the “New Notes”) for a like amount of the Company’s 9.50% Senior Notes due 2010. The New Notes are to be issued under an Indenture, dated as of April 8, 2003, between the Company and the Bank of New York, as Trustee (the “Trustee”), as amended by the Supplemental Indenture (the “Supplemental Indenture”), dated as of November 21, 2003, between the Company and the Trustee (as so amended, the “Indenture”).

     I am familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the New Notes. I have examined originals, or copies certified or otherwise identified to my satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the forgoing, I am of the opinion that:

(i)	all necessary corporate action has been taken by the Company to authorize the execution and delivery of the Indenture;

(ii)	all necessary corporate action has been taken by the Company to authorize the execution and delivery of the Supplemental Indenture; and

(iii)	all necessary corporate action has been taken by the Company to authorize the issuance, execution and delivery of the New Notes.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Yours very truly,

/s/ JEAN-FRANÇOIS DUBOS Jean-François Dubos